SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 17, 2000

                              GROVE PROPERTY TRUST

             (Exact name of registrant as specified in its charter)


         Maryland                    1-13080                   06-1391084
(State or other jurisdiction   (Commission File No.)          (IRS Employer
of incorporation)                                         Identification Number)



                 598 Asylum Avenue, Hartford, Connecticut 06105
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (860) 246-1126


                                       N/A
          (Former name or former address, if changed since last report)


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Item 5.  Other Events
---------------------

          On July 17, 2000, Grove Property Trust, a Maryland real estate investment trust ("Grove"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), and Grove Operating, L.P., a Delaware limited partnership ("Grove OP"). Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), is the general partner of ERP.

          Pursuant to the Merger Agreement, holders of Common Shares of Beneficial Interest, $0.01 par value, of Grove would be converted into the right to receive $17.00 in cash (subject, under certain circumstances, to a reduction not to exceed approximately $0.29 per share, based on amounts expended by Grove to resolve certain potential liabilities). Each common unit of Grove LP would, at the election of the holder thereof, be converted either into cash in the amount of $17.00 or 0.3696 of a unit of ERP per unit of Grove OP (subject, in each case, to a similar adjustment). If the liabilities cannot be resolved for less than $3.5 million, ERP has the option of not proceeding with the transaction. Consummation of the transactions contemplated by the Merger Agreement is subject to the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of Grove and the holders of common units of Grove OP and to specified closing conditions. The transaction is expected to close during the fourth quarter of 2000.

          Certain parties, including Grove's executive officers, have entered into agreements providing that they will vote all of their shares of Grove and units of Grove OP in favor of the Merger Agreement and the transactions contemplated thereby. The parties to these agreements own an aggregate of approximately 31.6% of the outstanding shares of Grove and approximately 8.6% of the outstanding units of Grove OP. In addition, pursuant to the Merger Agreement, Grove has agreed to vote the 68.1% of the Grove OP units it owns in favor of the Merger Agreement and the transactions contemplated thereby.

          Grove currently pays a dividend of $0.18 per quarter on its common shares, and Grove OP makes a quarterly distribution in an equal amount per common unit. Under the Merger Agreement, Grove would be permitted to continue dividends and distributions in this amount up to the date of consummation of the mergers contemplated by the Merger Agreement, subject to reduction based on the transaction costs incurred by Grove.

          Pursuant to an agreement among Grove, Grove OP, Damon D. Navarro, Joseph R. LaBrosse, Edmund F. Navarro and Brian A. Navarro and a limited liability company owned by them, the four retail properties currently owned by Grove would be acquired by this limited liability company for an aggregate price of approximately $21.7 million (including the assumption of mortgage debt of approximately $7.5 million) and the transfer to the limited liability company of approximately $2.8 million in cash (subject to adjustment). The consideration for the acquisition of these properties and the cash would be the surrender of an aggregate of 998,227 units of Grove OP currently


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                                                                               3


owned by these individuals valued at an amount equal to the cash into which Grove OP units would be converted pursuant to the Merger Agreement and the assumption of the approximately $7.5 million of mortgage debt.

Item 7.  Financial Statements and Exhibits.
-------------------------------------------

          (a)  Not applicable.

          (b)  Not applicable.

          (c)  Exhibits.


  Exhibit No.                               Description
  -----------                               -----------

       2 Agreement and Plan of Merger dated as of July 17, 2000 by and among ERP Operating Limited Partnership, Grove Property Trust and Grove Operating, L.P.

      10 Redemption and Distribution Agreement dated as of July 17, 2000 by and among Damon D. Navarro, Brian A. Navarro, Edmund
                    F. Navarro, Joseph R. LaBrosse, Grove Realty, LLC and Grove Operating, L.P.




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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             GROVE PROPERTY TRUST


                                             By:    /s/ Joseph R. LaBrosse
                                                --------------------------------
                                                Joseph R. LaBrosse
                                                Chief Financial Officer


Date: July 20, 2000



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                                  EXHIBIT INDEX


  Exhibit No.                               Description
  -----------                               -----------

       2 Agreement and Plan of Merger dated as of July 17, 2000 by and among ERP Operating Limited Partnership, Grove Property Trust and Grove Operating, L.P.

      10 Redemption and Distribution Agreement dated as of July 17, 2000 by and among Damon D. Navarro, Brian A. Navarro, Edmund
                    F. Navarro, Joseph R. LaBrosse, Grove Realty, LLC and Grove Operating, L.P.